Exhibit 8.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

August 12, 2022

ProSomnus Holdings, Inc.

5860 W Las Positas Blvd., Suite 25

Pleasanton, CA 94588
Attn: Len Liptak

Re:	ProSomnus – Lakeshore Merger

Tax Opinion – 368(a) Reorganization

Ladies and Gentlemen:

We have acted as counsel to ProSomnus Holdings, Inc., a Delaware corporation (“ProSomnus”) in connection with the proposed merger of LAAA Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Lakeshore Acquisition I Corp., a Cayman Islands exempted company (“Lakeshore”) (which, following the Domestication, will be a Delaware corporation), with and into ProSomnus (the “Merger”), as contemplated by the Agreement and Plan of Merger, dated as of May 9, 2022, by and among Lakeshore, Merger Sub, and ProSomnus (as amended through the date hereof, the “Merger Agreement”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”

This opinion is being rendered to you in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by LAAA Merger Corp. on June 29, 2022, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (a) the Merger Agreement, (b) the Registration Statement, (c) the Proxy Statement/Prospectus, and (d) the representation letters of ProSomnus and Lakeshore delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

ProSomnus Holdings, Inc.

August 12, 2022

In rendering this opinion, we have assumed, with your permission, that (a) the Merger will be effected in accordance with the provisions of the Merger Agreement, (b) the Merger Agreement is valid and binding on each of ProSomnus, Lakeshore, and Merger Sub, (c) statements concerning the Merger set forth in the Merger Agreement, the Registration Statement, and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (d) the representations made by ProSomnus and Lakeshore in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (e) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of ProSomnus and Lakeshore or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (f) the Merger will be reported by ProSomnus and Lakeshore on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion expressed below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements, rulings and administrative guidance and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below. In addition, any inaccuracy in, or breach of, any of the statements, representations, warranties, covenants, agreements or assumptions described in this opinion letter could adversely affect our opinion that we have expressed below.

Based upon the forgoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

ProSomnus Holdings, Inc.

August 12, 2022

This opinion letter is being furnished to ProSomnus in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of ProSomnus Securities”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP